                                                                     Exhibit 2.4


                                MASTER SUBLEASE

     This Master Sublease (this "Sublease") dated as of August 16, 2001 by and between THE LIMITED, INC., a Delaware corporation ("Lessor"), and LANE BRYANT, INC., a Delaware corporation ("Lessee").


                                   RECITALS:

     A. Lessor is currently the tenant under leases (as amended, modified or supplemented from time to time, collectively, the "Prime Leases" and each a "Prime Lease") for certain premises described on Exhibit A attached hereto
                                                 ---------
(collectively, the "Properties" and each a "Property", as the context herein may require).

     B. Lessor is currently the guarantor under a guaranty agreement (collectively, the "Guarantees" and each a "Guaranty") with respect to the obligations arising under each Prime Lease.

     C. Lessor desires to sublet to Lessee, and Lessee desires to hire and sublease from Lessor, the Properties, on the terms and subject to the conditions contained in this Sublease.


                                  AGREEMENT:

     NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

     1.   Demise.
          ------

          Pursuant to the terms and subject to the conditions of this Sublease, Lessor does hereby demise and sublease to Lessee, and Lessee does hereby sublease from Lessor, the Properties. Lessee has inspected each of the Properties and is acquainted with its condition and agrees to take the same "as is", except and to the extent of disclosures, agreements, representations and warranties inconsistent therewith as set forth in the Purchase Agreement (as defined below).

     2.   Subordination; Incorporation of Prime Lease by Reference.
          --------------------------------------------------------

          (a) Lessee acknowledges that Lessor has provided and/or Lessee has received and reviewed a copy of each of the Prime Leases (together with all amendments, modifications, supplements and material correspondence related thereto). This Sublease, with respect to each Property, is subject and subordinate in all respects to the Prime Lease with respect to such Property. Each of Lessor and Lessee agrees that it shall not take any action or fail to take any action in connection with any Property which is a violation of or default under any of the provisions of the Prime Lease with respect to such Property. Lessee hereby assumes and shall fully perform and discharge, with respect to each Property, all the obligations of Lessor as "Tenant" under the Prime Lease with respect to such Property during the Term (as defined below) and shall abide by and adhere to all restrictions contained in, and all other terms, covenants and conditions of, each Prime Lease, and, except as otherwise provided herein, Lessee acknowledges that Lessor shall have no duty to take any action to comply with the obligations of Lessor as "Tenant" under each Prime Lease.
Lessor represents and warrants that the transactions contemplated by this Sublease and the Master Assignment and Assumption Agreement dated as of the date hereof between Lessor and Lessee (the "Master Assignment") are, with respect to each Property, (i) permitted under the terms of the respective Prime Lease for such Property without the respective Prime Landlord's consent thereunder or (ii) if such Prime Lease requires the Prime Landlord's consent thereunder, such consent has been obtained (or, subject to Section 21(a) of this Sublease, will be obtained) by Lessor at Lessor's sole cost and expense, and Lessor agrees to indemnify, defend and hold harmless Lessee with respect to any Losses (as defined below) incurred by Lessee in connection with the assignment of each Prime Lease to Lessor under the Master Assignment and the subsequent subletting of each Property to Lessee under this Sublease; provided, however, Lessor shall have no obligation and shall not be liable in any manner to Lessee with respect to any Losses that arise by reason of the sale, directly or indirectly, of the stock of Lessee and/or the change of control of Lessee, except as otherwise provided in the Purchase Agreement. Lessor's foregoing indemnification, defense and hold harmless obligations shall survive the expiration or termination of this Sublease.

          (b) Except to the extent expressly set forth herein to the contrary, all of the terms, provisions, covenants and conditions of the Prime Lease with respect to each Property are hereby incorporated by reference in and made part of this Sublease with respect to such Property with the same force and effect, and binding upon and enforceable between Lessor and Lessee, as though set forth in full herein. For purposes of such incorporation, (i) the term "Owner", "Landlord" or "Lessor" (or words of similar import) in any Prime Lease shall refer to Lessor under this Sublease, its successors and assigns; (ii) the term "Tenant" or "Lessee" (or words of similar import) in any Prime Lease shall refer to Lessee under this Sublease, its successors and assigns; (iii) the term "this Lease" or "this Agreement" (or words of similar import) in each Prime Lease shall refer to this

Sublease; (iv) the term "the term of this Lease" (or words of similar import) in each Prime Lease shall refer to the Term of this Sublease with respect to the applicable Property; (v) the terms "Commencement Date", "Expiration Date" and "Rent" (or words of similar import) in each Prime Lease shall each refer to the respective definitions of such terms as are set forth in this Sublease; (vi) references to rules, regulations, requirements and similar terms promulgated or prescribed by Landlord shall refer to those of Prime Landlord, not of Lessor; and (vii) notwithstanding anything herein to the contrary, Lessor assumes no responsibility for any representation, warranty, covenant or obligation made by Prime Landlord under any Prime Lease. The obligations of Lessee hereunder which are to be performed during the Term with respect to each Property shall survive and extend beyond the termination of this Sublease with respect to such Property to the extent such survival is contemplated in this Sublease or in the applicable Prime Lease. If there is any inconsistency or conflict between the provisions of the respective Prime Lease and this Sublease with respect to each Property, the provisions of this Sublease shall control.

     3.   Term.
          ----

          (a) The term of this Sublease with respect to any Property (the "Term") shall commence as of the date hereof (the "Commencement Date") and shall expire (except with respect to any renewal or extension of the Store #915 Prime Lease as provided below) on the day preceding (the "Expiration Date") the day of expiration of the current term of the Prime Lease with respect to such Property (the "Prime Lease Term"), unless sooner terminated as provided herein. Lessee acknowledges that the Prime Lease Term with respect to any Property shall not include renewal or extension options (or, if the Prime Lease Term with respect to any Property is currently under a renewal or extension option, any additional renewal or extension options) available under the Prime Lease with respect to such Property. Lessee agrees that Lessee shall have no right to exercise, or to cause Lessor to exercise, any renewal or extension terms under the Prime Lease with respect to any Property, except with respect to Store #915 located in Houston, Texas, Lessee shall have the right, at Lessee's request and sole cost and expense, to cause Lessor to exercise the next available renewal/extension option under the Store #915 Prime Lease.

          (b)  Except as otherwise expressly provided herein, and subject to
Section 13 of this Sublease, Lessor agrees to cooperate (at Lessee's request) with Lessee, and Lessee, at Lessee's sole cost and expense, shall have the right and power to control all courses of action, in connection with the exercise or the election not to exercise any and all rights of the "Tenant" under a Prime Lease, including, without limitation, the right to terminate such Prime Lease (including, without limitation, any (i) "kick-out" or "co-tenancy" rights, (ii) rights to terminate such Prime Lease in the event of a casualty or condemnation or (iii) rights to terminate such Prime Lease in the event of a default under such Prime Lease by the Prime Landlord thereunder (except for any termination proceedings that result from a default by Lessee under this Sublease or under such Prime Lease), provided Lessee agrees to (x) deliver to Lessee a copy of any termination notice delivered pursuant to clauses (i) and (ii) above to a Prime Landlord under the respective Prime Lease and (y) notify Lessor at least 10 Business Days prior to its intention to deliver a termination notice pursuant to clause (iii) above to a Prime Landlord under the respective Prime Lease). Each party agrees to deliver copies to the other of all notices and material correspondence received or delivered by such party in connection with the matters described above. In addition, Lessee agrees to deliver to Congress Financial Corporation ("CFC") copies of all notices or correspondence required to be delivered to CFC under Section 8 of the Access and Waiver Agreement dated as of the date hereof by Lessor in favor of CFC.

          (c) Wherever in this Sublease Lessor agrees to cooperate with Lessee, at Lessee's request, with respect to matters arising under a Prime Lease, Lessor agrees that Lessor shall not charge Lessee any fees or other expenses, including administrative fees or otherwise, in connection with such cooperation; provided, however, Lessee agrees that all courses of action (as described in subsection
(b) above, or otherwise as provided in this Sublease) undertaken at Lessee's direction shall be at Lessee's sole cost and expense with respect to any amounts charged to Lessee by any Person other than Lessor (or incurred or otherwise payable by Lessee to such other Person).

     4.   Rent.
          ----

          (a) Subject to subsection (c) below, commencing on and after the Commencement Date, Lessee shall pay Lessor all monetary obligations of Lessor under each Prime Lease for its respective Property (including, without limitation, base, fixed or minimum rent, percentage rent, additional rent, common area maintenance charges, real estate taxes and assessments, insurance charges, waste removal charges, merchants association dues, marketing, advertising and other promotional fund contributions, utility charges, HVAC and chilled water charges) (collectively, the "Property Rent").

          (b) Commencing on and after the Commencement Date, Lessee shall pay directly to Lessor, at Lessor's office at the address designated for notices to Lessor in Section 11(a) hereof, all other amounts payable by Lessee that arise as an independent obligation under this Sublease (the "Additional Rent", together with the Property Rent, the "Rent").

          (c) Lessor and Lessee agree to cooperate, and to take all reasonably necessary or desirable actions possible, to arrange for all payments by Lessee of the Property Rent with respect to each Property directly to Prime Landlord with respect to such Property, and, with respect to each Property, to otherwise establish a direct relationship between Prime Landlord and Lessee with respect to all matters arising under the Prime Lease with respect to such Property and this

Sublease with respect to such Property. All Property Rent with respect to any Property shall be paid in lawful money of the United States to Prime Landlord with respect to such Property (or, if such Prime Landlord will not agree to such arrangement, then to Lessor at Lessor's office at the address designated for notices to Lessor in Section 11(a) hereof in immediately available funds at least two (2) Business Days prior to the date when such Property Rent is due and payable under such Prime Lease), or at such other place as either Prime Landlord or Lessor may designate, as the case may be, by notice to Lessee. Lessor and Lessee agree that it is the intention of Lessor and Lessee to pass all of Lessor's obligations for Property Rent incurred under the Prime Lease with respect to each Property to Lessee, and Lessee agrees to pay or otherwise reimburse Lessor for all of Lessor's obligations for Property Rent incurred with respect to each Prime Leases and each Property. If a Prime Landlord will not accept a direct payment from Lessee of Property Rent under the respective Prime Lease, then, provided Lessee shall have delivered such Property Rent payment to Lessor within the time and in the manner specified in this subsection (c), Lessor shall deliver such payment of Property Rent to such Prime Landlord on or prior to the date when such Property Rent is due and payable under such Prime Lease and in such manner as provided under the respective Prime Lease.

          (d) All obligations of Lessee and Lessor under this Section 4 shall survive the termination of the Prime Leases or this Sublease.


     5.   Alterations.
          -----------

          Lessee shall not make any alterations or additions to any Property without first complying with the applicable provisions of the applicable Prime Lease.

     6.   Brokers.
          -------

          Each party represents and warrants to the other that it dealt with no broker (or other person who may claim a commission or similar compensation) in connection with this Sublease, and each party shall defend, indemnify and hold the other harmless from any liability or loss, including, without limitation, reasonable attorneys' fees and expenses, based upon an alleged breach of said representation and warranty.

     7.   Assignment, Subletting; Subordination.
          -------------------------------------

          (a) Except as otherwise set forth herein, Lessee shall not assign this Sublease or sublet any Property without the prior written consent of Lessor. If Lessee shall at any time or times during the Term of this Sublease with respect to any Property desire to assign this Sublease or sublet all or part of any Property, Lessee shall give notice thereof to Lessor, which notice shall be accompanied by all documents or information (if any) otherwise required under the applicable

Prime Lease. Subject to the provisions of Section 13 of this Sublease, (i) Lessor agrees to cooperate with Lessee (at Lessee's request) in connection with obtaining the applicable Prime Landlord's consent, if required, under the applicable Prime Lease and (ii) if a Prime Landlord's consent is not required under the respective Prime Lease for an assignment, subletting or other transfer by the "Tenant" under such Prime Lease, then Lessor's consent shall not be required hereunder for such transaction by Lessee.

          (b) (i) Lessee acknowledges that any such subletting or assignment shall be, in each instance, conditional and subject to the requirements of the applicable Prime Lease (including, without limitation, the payment by Lessee of the applicable Prime Landlord's fees and expenses in connection with any assignment or subletting, if such payment is required under such Prime Lease) and to obtaining the written consent of the applicable Prime Landlord under the applicable Prime Lease, if required thereunder. Subject to Section 13 of this Sublease, to the extent that any such required consent of any Prime Landlord is obtained under the applicable Prime Lease, or if no such consent of the applicable Prime Landlord is required under the applicable Prime Lease, then Lessor's consent shall not be required for any such assignment or subletting of this Sublease. Each assignment or subletting pursuant to this Section 7 shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Sublease.

          (ii) Notwithstanding any assignment or subletting contemplated under this Section 7, or acceptance of rent or additional rent by Lessor from any subtenant or assignee, Lessee shall and will remain fully liable for the payment of the Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Sublease on the part of Lessee to be performed during the Term hereof and all acts and omissions of any subtenant or assignee or anyone claiming under or through any subtenant or assignee which shall be in violation of any of the obligations of this Sublease, and any such violation shall be deemed to be a violation by Lessee. Lessee further agrees that notwithstanding any such subletting or assignment, no other and further subletting or assignment by Lessee or any person claiming through or under Lessee shall or will be made except upon compliance with and subject to the provisions of this Section 7.

          (c) With respect to each and every permitted sublease or subletting under the provisions of this Sublease, it is further agreed:

          (i) No subletting with respect to any Property shall be for a term ending later than one day prior to the Expiration Date with respect to such Property, or the earlier termination of this Sublease with respect to such Property; and

          (ii) Each sublease shall expressly provide that it is subject and subordinate to this Sublease and to the matters to which this Sublease is or shall be subordinate and that, in the event of termination, re-entry or dispossession by Lessor under this Sublease, Lessor may, at its option, take over all of the right, title and interest of Lessee, as sublessor, under such sublease; provided, so long as such subtenant is not in default under the terms of such sublease or this Sublease, Lessor agrees that Lessor shall not disturb such subtenant's use, occupancy and enjoyment of such Property, and Lessor agrees to execute and deliver to such subtenant a non-disturbance agreement in a form reasonable acceptable to Lessor within 20 days of submission to Lessor of such non-disturbance agreement by such subtenant; in addition, such subtenant shall, at Lessor's option, attorn to Lessor pursuant to the then executory provisions of such sublease, except that Lessor shall not (x) be liable for any previous act or omission of Lessee under such sublease, (y) be subject to any offset which theretofore accrued to such subtenant against Lessee, or (z) be bound by any previous modification of such sublease not consented to by Lessor (if such consent is required under Section 13 of this Sublease) or by any advance payment of more than one month's rent.

          (d) The parties hereto hereby acknowledge that, pursuant to the Prime Lease with respect to any Property, this Sublease is subject and subordinate to such Prime Lease, and that in the event of termination, re-entry or dispossession by any Prime Landlord under the Prime Lease, such Prime Landlord may, at its option, take over all of the right, title and interest of Lessor, as sublessor, under this Sublease with respect to the applicable Property, and Lessee shall, at such Prime Landlord's option, attorn to such Prime Landlord pursuant to the then executory provisions of this Sublease with respect to such Property, except that such Prime Landlord shall not (i) be liable for any previous act or omission of Lessor under this Sublease; (ii) be subject to any offset which theretofore accrued to Lessee against Lessor; or (iii) be bound by any previous modification of this Sublease not previously approved by such Prime Landlord or by any advance payment of more than one month's rent. In addition, the parties hereto hereby acknowledge that if Lessor defaults in paying any Property Rents with respect to any Property, the applicable Prime Landlord is authorized to collect any Property Rents due or accruing from Lessee (or any other occupant of the applicable Property) and to apply the amounts collected to such Property Rents, and that any Prime Landlord's receipt or acceptance of any payments from Lessee (or any other occupant of the applicable Property) shall not be deemed or construed as releasing Lessor from Lessor's obligations under the applicable Prime Lease.

     8.   Services; Right to Cure Defaults; Remedies; Consents.
          ----------------------------------------------------

          (a) Notwithstanding anything to the contrary set forth in this Sublease, Lessor shall have no obligation (and the incorporation by reference of each Prime Lease into this Sublease with respect to each respective Property shall not include any obligation) to render any work, labor, services (including elevator facilities, HVAC, water, cleaning or security services), repairs or restorations to Lessee of any nature whatsoever or to expend any monies for the preservation, maintenance, restoration or repair of the Properties or any portion thereof, and Lessee shall look solely to the applicable Prime Landlord for the furnishing of any services, maintenance, restoration or repairs with respect to any Property to which Lessee may be entitled. Lessor shall in no event be liable to Lessee nor shall the obligations of Lessee hereunder be impaired or the performance thereof excused because of any failure or delay on the applicable Prime Landlord's part in furnishing services with respect thereto (except and to the extent the same obligation of Lessor, as "Tenant" under such Prime Lease, would be so impaired or excused). If any Prime Landlord shall default in any of its obligations to Lessor with respect to any Property, Lessee shall have the right to exercise in its own name and that of Lessor (as Lessor's attorney-in-fact, coupled with an interest) all the rights to enforce compliance on the part of such Prime Landlord as are available to Lessor with respect to such Property. Lessor hereby agrees to cooperate with (including, at Lessee's request and at Lessee's sole expense, exercising reasonable commercial efforts to enforce any Prime Landlord's obligations to Lessor under any Prime Lease) and execute, all at Lessee's expense, all instruments reasonably required by Lessee to enforce such compliance, and Lessee hereby agrees to indemnify, defend and hold Lessor harmless of and from any and all damages, liabilities, obligations, costs, claims, losses, demands, expenses and injuries, including reasonable attorney's fees and expenses, which may be incurred by Lessor in connection with or as a result of such cooperation and execution, except and to the extent of Lessor's gross negligence or willful misconduct. Any amount of recovery resulting from such enforcement obtained by either Lessee or Lessor shall be the property of Lessee.

          (b) If Lessee fails to perform any of its obligations under this Sublease with respect to a Property and its applicable Prime Lease, Lessor may cure such default, after the giving of notice and the expiration of any applicable grace period (as the same may be extended), when such a period is specified in such Prime Lease, and within a reasonable period where no grace period is specified in this Sublease or in such Prime Lease, and Lessee shall pay Lessor the cost of such cure, including reasonable attorneys' fees and expenses, as Additional Rent, within five (5) Business Days after receiving Lessor's statement therefor. Lessor shall have the right (but shall not be obligated) to enter the Properties, at reasonable times and upon reasonable notice, and following a default by Lessee at any time, to inspect the Properties or to cure any defaults by Lessee, provided Lessor shall conduct such entries in a manner which does not unreasonably interfere with the operation of Lessee's business on such Property. Except for any defaults by Lessee with respect to the payment of Rent, Lessor agrees not to cure any non-monetary defaults that arise under a Prime Lease unless the respective Prime Landlord has notified either Lessor or Lessee of such non-monetary default under such Prime Lease and of such Prime Landlord's election to exercise a remedy as a result thereof, it being the intention of the parties hereto that Lessor shall not exercise any rights under this Sublease with respect to non-monetary defaults under a Prime Lease unless the respective Prime Landlord intends to exercise concomitant rights under such Prime Lease because of the same act or omission.

          (c) If any actions to be taken by Lessee with respect to any Property require the consent of Lessor hereunder and the applicable Prime Landlord under the Prime Lease, and such Prime Landlord should refuse such consent, Lessor shall be released of any obligation to grant its consent. Lessor shall not have any duty or responsibility with respect to obtaining any consent of any Prime Landlord except that Lessor agrees to cooperate in good faith with Lessee (at Lessee's request) in attempting to secure the consent of any Prime Landlord if such cooperation is required. If, however, a Prime Landlord's consent under the respective Prime Lease is required and obtained, Lessor shall be deemed to have consented to the same action or matter, except as otherwise provided in Section 13 of this Sublease. All consents or approvals, whether of any Prime Landlord, Lessor or Lessee, referred to in or contemplated by this Sublease, shall be in writing.

     9.   Insurance.
          ---------

          (a) Lessee shall maintain, at its sole cost and expense throughout the Term of this Sublease with respect to each Property, insurance in the types and amounts, and subject to the conditions, as are required pursuant to the applicable Prime Lease, as incorporated herein by reference. All such policies shall name Lessor and the applicable Prime Landlord, and any other persons required pursuant to the applicable Prime Lease, as additional insured parties and shall be endorsed to provide that they shall not be canceled without thirty
(30) days' prior written notice (or, with respect to each Property, such lesser period time as is customary in the jurisdiction where such Property is located, provided such lesser time period shall not be less than the period set forth in the respective Prime Lease) to Lessor and the applicable Prime Landlord. Lessee shall furnish said policies (or certificates evidencing the required coverage) to Lessor, together with such evidence as Lessor shall reasonably deem satisfactory of the payment of premiums thereon, promptly following the execution of this Sublease.

          (b) Lessor and Lessee each hereby waive any and all right that they may have to recover from the other damages for any loss occurring to them by reason of any act or omission of the other, but only to the extent that the waiving party is actually compensated therefor by insurance; provided that this waiver shall be effective only with respect to loss or damage occurring during such time as the waiving party's coverage under the appropriate policy of insurance is not adversely affected by this waiver. If, in order to avoid such adverse effect, an endorsement must be added to any insurance policy required hereunder, Lessor and Lessee shall cause such endorsement immediately to be added and thereafter maintained throughout the Term of this Sublease.

     10.  Quiet Enjoyment.
          ---------------

          Pursuant to the incorporation by reference of each Prime Lease and the following provision, Lessor acknowledges and agrees that Lessee, upon Lessee paying the Rent and observing and performing all the terms, covenants and conditions to be observed and performed by Lessee under this Sublease with respect to each Property and each Prime Lease with respect to such Property, is entitled to the quiet enjoyment of each Property during the Term of this Sublease applicable thereto.

     11.  Notices.
          -------

          (a) All consents, approvals, requests, notices, copies or other communication (collectively "Notices") required or desired to be delivered under this Sublease shall be in writing, and transmitted by facsimile machine or inter-connected computer systems, with a copy to be delivered promptly thereafter by reputable overnight courier, addressed to the parties at the addresses first above written. Notice shall be deemed given on the date of receipt by the addressee, if received on a Business Day, or the first Business Day following receipt, if received on a non-Business Day. Addresses for Notice are as follows:

          Lessee:    Lane Bryant, Inc.
          ------     450 Winks Lane
                     Bensalem, Pennsylvania  19020
                     Attention: Legal Department
                     Facsimile: ___________________


          copy to:   Lane Bryant, Inc.
                     8655 East Broad Street
                     Reynoldsburg, Ohio 43068
                     Attention: Chief Financial Officer
                     Facsimile: ____________________

          Lessor:    The Limited, Inc.
          -------    Three Limited Parkway
                     Columbus, Ohio 43230
                     Attention: Real Estate Department/Managing Real
                                   Estate Attorney
                     Facsimile: (614) 415-7900


          copy to    The Limited, Inc.
                     Three Limited Parkway
                     Columbus, Ohio 43230
                     Attention: Lease Administration Department
                     Facsimile: (614) 415-6002

          Lessor and Lessee each agree to deliver to each other (i) copies of any and all notices delivered to a Prime Landlord by such party or received by such party from such Prime Landlord and (ii) other material correspondence to or from a Prime Landlord and such party.

          (b) Either party may, by Notice pursuant to Section 11(a), change the address, person or officer, and include additional Notice recipients, to which all Notices are to be sent thereafter.

          (c) Solely for the purpose of this Sublease, wherever in the Prime Lease with respect to any Property a time is specified for the giving of any notice or the making of any demand by Lessee thereunder, such time is hereby changed (for the purpose of this Sublease with respect to such Property only) by adding three (3) Business Days thereto, and wherever in the Prime Lease with respect to such Property a time is specified for the giving of any notice or the making of any demand by Lessor thereunder, such time is hereby changed (for the purpose of this Sublease with respect to such Property only) by subtracting three (3) Business Days therefrom. Wherever in the Prime Lease with respect to any Property a time is specified within which Lessee thereunder must give notice, perform or make a demand following an event, or within which Lessee must perform or respond to any notice, request or demand previously given or made by Lessor thereunder, or to comply with any obligation on Lessee's part thereunder, such time is hereby changed (for the purpose of this Sublease with respect to such Property only) by subtracting three (3) Business Days therefrom. Wherever in the Prime Lease with respect to any Property a time is specified within which Lessor thereunder must give notice, perform or make a demand following an event, or within which Lessor must respond to any notice, request or demand previously given or made by Lessee thereunder, or to comply with any obligation on Lessor's part thereunder, such time is hereby changed (for the purpose of this Sublease with respect to such Property only) by adding three (3) Business Days thereto. It is the purpose and intent of the foregoing provisions to provide Lessor with time within which to transmit to any Prime Landlord any notices or demands received from Lessee, and to transmit to Lessee any notices or demands received from any Prime Landlord. Notwithstanding anything to the contrary contained herein, the provisions of this Section 11(c) shall not apply to any Notices or demands made by Lessor or Lessee that arise solely under this Sublease and do not require delivery to or from a Prime Landlord under the respective Prime Lease.

     12.  Indemnity.
          ---------

          (a) Lessee shall defend, indemnify and hold harmless Lessor and its employees, officers, directors, partners and agents against and from any and all losses, damages, claims, liabilities, demands, fines, suits, actions, proceedings, orders, decrees and judgments (collectively, "Losses") of any kind or nature by, or in favor of, anyone whomsoever, and against and from any and all costs, damages and expenses, including attorneys' fees, resulting from, or in connection with (i) loss of life, bodily or personal injury or property damage arising, directly or indirectly, out of, or from, or on account of any accident or other occurrence in, upon or from the Properties during the Term hereof (including any holdover periods by Lessee); (ii) a breach by Lessee of this Sublease or any Prime Lease (following the expiration of applicable notice and cure periods), except and to the extent any breach by Lessee of a Prime Lease results solely from Lessor's breach of such Prime Lease; or (iii) the use and occupancy of the Properties or any construction, repair, alterations or improvements therein or appurtenances thereto by or on behalf of Lessee or anyone holding by, through or under Lessee or its employees, agents or invitees, and except as otherwise provided in subsection (b) below, except and only to the extent such Losses result from the gross negligence or willful misconduct of Lessor, its employees, agents, or invitees. Lessee agrees that Losses shall include any damages, costs and expenses incurred or suffered by Lessor which are caused by Lessee's holdover of any Property beyond the Term of this Sublease with respect to such Property.

          (b) Lessor shall defend, indemnify and hold harmless Lessee and its employees, officers, directors, partners and agents against and from any and all Losses of any kind or nature by, or in favor of, anyone whomsoever, and against and from any and all costs, damages and expenses, including attorneys' fees, resulting from, or in connection with (i) loss of life, bodily or personal injury or property damage arising, directly or indirectly, out of, or from, or on account of any accident or other occurrence in, upon or from the Properties during the Term hereof; (ii) a breach by Lessor of this Sublease or any Prime Lease (following the expiration of applicable notice and cure periods), except and to the extent any breach by Lessor of a Prime Lease results solely from Lessee's breach of such Prime Lease; or (iii) the use and occupancy of the Properties or any construction, repair, alterations or improvements therein or appurtenances thereto by or on behalf of Lessor, and, with respect to subsections (b)(i) and (b)(iii) (but not subsection (b)(ii)), only to the extent such Losses result from the gross negligence or willful misconduct of Lessor, its employees, agents, or invitees.

     13.  Amendments to Prime Lease/Sublease.
          ----------------------------------

          (a) Lessee shall not amend, modify, supplement or otherwise alter in any manner the provisions of any Prime Lease, this Sublease or any other agreement with respect to any Property without in each instance the prior written consent of Lessor; provided, however, Lessee shall have the right, without the consent of Lessor, but upon at least 20 days' prior written notice to Lessor (which notice shall be accompanied by a copy of the proposed amendment or modification and other information as Lessor may reasonably require), to amend, modify, supplement or otherwise alter a Prime Lease, this Sublease or any other agreement with respect to any Property, provided such amendment, modification, supplement or alteration does not (i) except with respect to Store #915 (and as otherwise provided in Section 3(a) of this Sublease), extend or renew the Term hereof with respect to any Property or the Prime Lease Term with respect to such Property, (ii) increase the obligations of Lessor under the Prime Leases, individually or in the aggregate, by more than $5 million, (iii) increase the aggregate discounted value (using a discount rate of the seven-year Treasury rate plus 1.5%) of the remaining obligations under the Prime Leases above such aggregate discounted value (using a discount rate of the seven-year Treasury rate plus 1.5%) as of the Commencement Date and (iv) otherwise, in the reasonable judgment of Lessor, materially adversely effect Lessor; provided, if any amendment or modification to this Sublease or any Prime Lease does not meet the requirements set forth in clauses (i)-(iv) above, then Lessor's consent shall be required, and such consent may be granted or withheld in Lessor's sole and absolute discretion.

          (b) Lessor shall have no obligation to provide any guarantee or other assurance for any lease or sublease entered into, modified or amended by Lessee after the Commencement Date, without Lessor's consent, beyond any Guaranty or assurance in existence as of the date hereof; provided, Lessor shall reaffirm a Guaranty of its respective Prime Lease, if expressly required by such Prime Landlord, in connection with an amendment or modification of such Prime Lease, provided the requirements of Section 13(a)(i)-(iv) above are satisfied in full.

     14.  Successors.
          ----------

          Subject to Section 7 and Section 23, the covenants and agreements herein contained shall bind and inure to the benefit of Lessor and Lessee and their respective permitted successors and assigns.

     15.  Captions.
          --------

          The captions or headings of paragraphs in this Sublease are inserted for convenience only, and shall not be considered in construing the provisions hereof if any question of intent should arise.

     16.  Severability.
          ------------

          If any provisions of this Sublease shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Sublease shall not be affected thereby.

     17.  Governing Law.
          -------------

          With respect to each Property, this Sublease shall be construed in accordance with, and governed by, the laws of the state in which such Property is located.

     18.  Further Assurances/ Reasonableness and Good Faith.
          --------------------------------------------------

          Lessor and Lessee shall execute, acknowledge and deliver such instruments and take such other action as may be necessary to carry out their rights and obligations under this Sublease, including the execution of any agreement or instrument required by any Prime Landlord under any Prime Lease.
In addition to the provisions of Section 4(c) of this Sublease, Lessor and Lessee agree to cooperate and to take all reasonably necessary or desirable actions in order to establish a direct relationship between the applicable Prime Landlord and

Lessee with respect to all matters related to each Property. Whenever this Sublease grants Lessor or Lessee the right to take action, exercise discretion or make other determinations regarding a Property or this Sublease, each party agrees to act reasonably, timely and in good faith unless a different standard is specified herein.

     19.  Sublease Subject to Purchase Agreement.
          ---------------------------------------

          This Sublease is being entered into in connection with the transactions contemplated by that certain Stock Purchase Agreement dated as of July 9, 2001 among Lessor, LFAS, Inc. Venice Acquisition Corporation and Charming Shoppes, Inc.(the "Purchase Agreement"). Lessor and Lessee agree that this Sublease shall be subject to the terms of the Purchase Agreement and, if there is any conflict or inconsistency between the terms of this Sublease and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control; provided, however, Lessor and Lessee agree that this Section 19 shall not be applicable to the provisions of Section 23 of this Sublease.

     20   Waiver of Lien.
          ---------------

          Lessor hereby waives and relinquishes any landlord's lien, right of levy or distraint, claim, security interest or other interest Lessor may now or hereafter have in or with respect to any of the Personal Property of Lessee.
For purposes of this Sublease, Lessee's "Personal Property" shall include all of Lessee's personal property, including inventory and equipment, but shall not include plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, walls or ceilings and other fixtures not constituting trade fixtures. Lessor agrees to execute and deliver the Access and Waiver Agreement substantially in the form of Exhibit F attached to the
                                                  ---------
Purchase Agreement.

     21.  Recission of this Sublease; Termination Pursuant to the Covenant
          ----------------------------------------------------------------
Agreement.
---------

          (a) Lessor and Lessee agree that, with respect to each Property and its respective Prime Lease, if the respective Prime Landlord challenges the assignment of such Prime Lease pursuant to the Master Assignment and the subsequent subletting of such Property to Lessee pursuant to this Sublease, or otherwise makes any allegations that such transactions do not comply with the provisions of the respective Prime Lease, then Lessor shall have the right (to be exercised or not exercised in Lessor's sole discretion) to deem the Master Assignment and this Sublease rescinded and declared null and void as of the date hereof with respect to such Property; provided, Lessor shall indemnify, defend and hold harmless Lessee from any Losses arising in connection with such rescission in accordance with Section 2(a) of this Sublease, and such obligation shall survive the termination or expiration of this Sublease.

          (b) Lessor and Lessee agree that, pursuant to Section 4 of the Covenant Agreement dated as of the date hereof between Lessor and Charming Shoppes, Inc. (the "Covenant Agreement"), from time to time with respect to one or more Properties, this Sublease may be terminated with respect to such Property or Properties and/or the respective Prime Lease or Prime Leases may be assigned from Lessor to Lessee. All such actions described in the preceding sentence shall be governed by the provisions of Section 4 of the Covenant Agreement, which by this reference are incorporated into this Sublease.

     22.  Lessor Non-Competition Covenant for Renewal Prime Leases.
          ---------------------------------------------------------

          Lessor agrees that, with respect to each Property with a respective Prime Lease which contains, as the date hereof, a right of "Tenant" thereunder to renew or otherwise extend the Prime Lease Term (each a "Renewal Prime Lease"), Lessor agrees that Lessor shall not negotiate, or enter into any lease or other similar agreement, with such Prime Landlord with respect to the Property subject to such Renewal Prime Lease. Lessee agrees that this Section 22 shall apply only to Renewal Prime Leases, and shall not be applicable to or enforceable in any manner with respect to any Property with a respective Prime Lease which does not contain a right of renewal or extension upon the expiration of Prime Lease Term. Lessor's covenant under this Section 22 shall survive, with respect to each Renewal Prime Lease, for a period of two (2) years from the date of expiration of the Prime Lease Term under such Renewal Prime Lease, and thereafter shall expire and be of no further and effect.

     23.  Restrictions on Assignment by Lessor.
          ------------------------------------

          Lessor shall not assign or otherwise transfer this Sublease or the Master Assignment (or any interest therein) without in each instance the prior written consent of Lessee, which consent may be granted or withheld in Lessee's sole and absolute discretion; provided, however, Lessee shall not unreasonably withhold, condition or delay such consent for any assignment or other transfer by Lessor to a wholly-owned (directly or indirectly) subsidiary of Lessor, provided (i) such transferee shall assume in full the punctual performance of all of Lessor's obligations (and Lessor shall remain directly, primarily, absolutely and unconditionally liable for and otherwise guarantee such transferee's performance of such obligations as guarantor and surety) under this Sublease, the Master Assignment and the Covenant Agreement (and the transactions contemplated thereby); (ii) the rights of Lessee under this Sublease, the Master Assignment and the Covenant Agreement (and the transactions contemplated thereby) shall not be impaired or otherwise adversely affected by such assignment or other transfer by Lessor hereunder; and (iii) Lessor shall, as a condition precedent to such assignment or transfer, execute and deliver to Lessee a guaranty and suretyship agreement, in form and substance reasonably acceptable to Lessee, reaffirming Lessor's obligations and undertakings set forth herein.

     24.  Charming Shoppes, Inc. Guaranty.
          --------------------------------

     (a) Charming Shoppes, Inc. (the "Guarantor"), for itself and its successors and assigns, hereby unconditionally guarantees the full and punctual payment and performance of the obligations of Lessee under this Sublease (including, without limitation, interest accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed or allowable thereunder). Upon failure by Lessee to pay punctually any such amount or perform such obligation, Guarantor shall forthwith on demand pay the amount not so paid and/or otherwise perform such obligation at the place and in the manner specified in this Sublease.

     (b) The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

               (i) Any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Lessee under this Sublease, by operation of law or otherwise;

               (ii) Any modification or amendment of or supplement to this Sublease;

               (iii) Any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of Lessee under this Sublease;

               (iv) Any change in the corporate existence, structure or ownership of Lessee, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Lessee or its assets or any resulting release or discharge of any obligation of Lessee contained in this Sublease;

               (v) The existence of any claim, set-off or other rights which the Guarantor may have at any time against Lessee, or any other Person, whether in connection with this Sublease or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

               (vi) Any invalidity or unenforceability relating to or against Lessee for any reason of this Sublease, or any provision of applicable law or regulation purporting to prohibit the payment by Lessee of any amount payable by Lessee under this Sublease; or

               (vii) Any other act or omission to act or delay of any kind by Lessee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor's obligations hereunder.

     (c) The Guarantor's obligations hereunder shall remain in full force and effect until all amounts payable and obligations to be performed by Lessee under this Sublease shall have been paid and performed in full. If at any time any amount payable by Lessee under this Sublease is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Lessee or otherwise, the Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

     (d) The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against Lessee or any other Person.

     (e) Upon making full payment with respect to any obligation of Lessee, the Guarantor shall be subrogated to the rights of the payee against Lessee with respect to such obligation; provided that the Guarantor shall not enforce any payment by way of subrogation so long as any amount payable by Lessee hereunder remains unpaid.

     (f) If acceleration of the time for payment of any amount payable by Lessee under this Sublease is stayed upon the insolvency, bankruptcy or reorganization of Lessee, all such amounts otherwise subject to acceleration under the terms of this Sublease shall nonetheless be payable by the Guarantor hereunder forthwith on demand by Lessor.

            [The remainder of this page intentionally left blank.]

     WITNESS, the hands and seals of the parties hereto as of the day and year first above written.

                                   Lessor: THE LIMITED, INC.


                                   By: /s/ Barry D. Kaufman
                                      ------------------------------
                                   Name:  Barry D. Kaufman
                                   Title: President - Real Estate



                                   Lessee: LANE BRYANT, INC.


                                   By: /s/ Barry D. Kaufman
                                      ------------------------------
                                   Name:  Barry D. Kaufman
                                   Title: Senior Vice President - Real Estate


Executing solely for the purposes set
 forth in Section 24 of this Sublease:

CHARMING SHOPPES, INC.


By: /s/ Colin Stern
    -----------------------
Name:  Colin Stern
Title: Executive Vice President